UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 17, 2011

(Date of earliest event reported)

Callidus Software Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50463 (Commission File Number)	77-0438629 (IRS Employer Identification Number)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA	94588
(Address of principal executive offices)	(Zip Code)

(925) 251-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 17, 2011, Callidus Software Inc. (“Callidus”) announced that it priced $70,000,000 principal amount of 4.75% Convertible Senior Notes due 2016 (the “Notes”) to be issued to certain initial purchasers (the “Initial Purchasers”) for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In connection with the foregoing transaction (the “Offering”), Callidus granted to the Initial Purchasers the right to purchase up to an additional $10,500,000 principal amount of the Notes. The Offering is expected to close on May 23, 2011.

Callidus estimates that the proceeds from the Offering will be approximately $66.7 million, after deducting the Initial Purchasers’ discounts and estimated expenses. Callidus intends to use approximately $15 million of the net proceeds of the Offering to repurchase shares of Callidus’ common stock from purchasers of the Notes in privately negotiated transactions effected through one of the Initial Purchasers as Callidus’ agent. The price per share of the common stock repurchased in such transactions will equal the closing price per share of Callidus’ common stock on the date of the pricing of the Offering, which was $6.17 per share. Callidus expects to use the remainder of the net proceeds of the Offering for general corporate purposes, which may include the acquisition of complementary businesses, products or technologies.

Callidus issued press releases relating to the launch and pricing of the Offering on May 16 and May 17, 2011. Copies of these press releases are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:

None

(b) Pro forma financial information:

None

(c) Shell company transactions:

None

(d) Exhibits

99.1	Press Release of Callidus Software Inc. dated May 16, 2011
99.2	Press Release of Callidus Software Inc. dated May 17, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2011	CALLIDUS SOFTWARE INC.

	By:	/s/ Ronald J. Fior

Ronald J. Fior

Senior Vice President, Finance and Operations and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Callidus Software Inc. dated May 16, 2011
99.2	Press Release of Callidus Software Inc. dated May 17, 2011